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          FIRST AMENDMENT made this 12th day of June, 1995 to the Employment
Agreement dated as of February 22, 1995 by and between U.S. Industries, Inc., with its principal United States office at 101 Wood Avenue South, Iselin, New Jersey 08830 (the "Company"), and George H. MacLean, residing at 16 Canterbury Lane, Summit, New Jersey 07901 (the "Executive").

                                 W I T N E S S E T H:

         WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and

         WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 4(a) of the Employment Agreement is amended by the deletion of the third sentence and the addition of the following sentence in lieu thereof:
              "Further, for the period beginning June 1, 1995 and ending September 30, 1995, USI may, in its sole discretion, pay Executive a bonus based on performance criteria to be established by the Compensation Committee."

         2. Section 8(c)(B)(i) of the Employment Agreement is amended to read as follows:
              "(i) vesting of the number of restricted shares of each grant awarded to the Executive equal to (I) the product of
              (x) the number of restricted shares awarded to the Executive in the grant, multiplied by (y) a fraction, the numerator of which is the number of months the Executive is employed by the Company during the applicable vesting period, and the denominator of which is the total number of months in the applicable vesting period, less (II) the number of restricted shares previously vested with regard to such grant, provided that, however, if the Executive's employment is terminated by the Company without Cause (but for no other reason), the Executive shall be vested in the



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              greater of the foregoing number of restricted shares and the number of restricted shares that would otherwise be vested on the next vesting date following the Executive's termination of employment and, notwithstanding the foregoing, the Compensation Committee may, at any time and in accordance with the terms of the restricted stock plan, vest a larger portion of the restricted shares granted to the Executive,"

          3. The penultimate sentence of Section 12(a) of the Employment Agreement is amended by the addition of the words "and any payroll taxes on Executive" to follow the words "Federal, state and local income tax."

          4. As amended, the Employment Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officers and the Executive has hereunto set his or her hand as of the date first above written.


                                       U.S. INDUSTRIES, INC.



                                       By /s/ JOHN G. RAOS
                                          -----------------------
                                               President

/s/ GEORGE H. MACLEAN
----------------------
George H. MacLean